                                                                      EXHIBIT 3

                                PERFICIENT, INC.

                                December __, 2001

                          Shareholder Voting Agreement
                          ----------------------------


         The undersigned Shareholder ("Shareholder") of Perficient, Inc., a Delaware corporation ("Perficient"), in order to induce the persons listed on
Schedule 1 attached hereto (the "Investors"), to enter into the Convertible Preferred Stock Purchase Agreement to be executed by and among Perficient and the Investors (the "Agreement"), hereby represents, warrants and agrees as follows:

         1. Shareholder hereby represents and warrants that Shareholder owns of record and beneficially good and valid title to, or has the right to vote, all of the shares of the capital stock of Perficient, and options to acquire shares of capital stock of Perficient, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of Perficient owned by Shareholder or which Shareholder has the right to vote. For purposes hereof, the capital stock of Perficient and the options to acquire capital Stock of Perficient set forth on Exhibit A attached hereto shall be referred to herein as the "Stock."

         2. Shareholder will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby, including the issuances of common stock of Perficient, at the special meeting of the Perficient shareholders duly held for such purpose and at any adjournment thereof, (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, and (c) for the election of the Investors' designee to the Board of Directors of Perficient as provided in the Investor Rights Agreement.

         3. Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

         4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder's voting rights with respect to the Stock, except to a person who is a party to a voting agreement with the Investors in the form of this Agreement.

         5. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and the Investors shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         6. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any judgment, order or ruling applicable to Shareholder, or (iii) the organizational documents of Shareholder, if applicable.

         7. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

         8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto.

         9. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         10. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.


                                       Dated: December     , 2001
                                                       ---


                                       By:
                                           ----------------------------------

                                       Printed Name:
                                                     ------------------------

                                    Exhibit A
                                    ---------

         Name                   Class of Shares           Number of Shares
         ----                   ---------------           ----------------

Powershift Ventures, L.P.       Common                    633,750

Beckman Ventures, Inc.          Common                    512,892

Bryan R. Menell                 Common                    485,000

Sam J. Fatigato                 Common                    652,100

Eric Simone                     Common                    652,100

Steven G. Papermaster           Common                    196,300

David S. Lundeen                Common                    329,735
                                                          -------

                                  Total Shares:         3,461,877